Eventbrite Reports Fourth Quarter and Fiscal Year 2020 Financial Results
Revenue continued to recover, up 22% from the third quarter of 2020
Cash expenses excluding processing fees were $29 million in the fourth quarter, down 54% year to year
Advance payout losses remained limited to $2.4 million since March, consistent with historical trends

February 25, 2021

SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today posted its financial results for the quarter and fiscal year ended December 31, 2020. You can find the Fourth Quarter 2020 Shareholder Letter on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.

“Our results highlight the resilience and ingenuity of Eventbrite creators, who have reimagined gathering and reinvented their businesses in the most challenging year for live events,” said Julia Hartz, Eventbrite co-founder and Chief Executive Officer. “With the strength and flexibility of our self-service platform, creators hosted 4.6 million events in 2020 that continued to bring people together in inventive ways, from virtual events to drive-ins to socially distanced experiences. The light at the end of the tunnel is growing brighter each day and together, we are positioned to rebuild the live experiences economy.”

Earnings Webcast Information
Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s fourth-quarter financial results. The webcast of the conference call can be accessed as follows:

Event: Eventbrite Fourth Quarter and Fiscal Year 2020 Earnings Conference Call
Date: Thursday, February 25, 2021
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

Live Webcast Site: https://investor.eventbrite.com

An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.

About Eventbrite
Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz, and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a cooking class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.